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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0104
[ ] Check box if no                                                                                   Expires:     December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.6
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                  Alaska Communications Systems Group, Inc.     to Issuer (Check all applicable)
    Holmstrom       Michael             E.                (NASDAQ: ALSK)                               Director          10% Owner
---------------------------------------------  ----------------------------------------------   ----                ---
    (Last)        (First)          (Middle)    3. IRS or Social Security  4. Statement for       X    Officer           Other
    510 L Street, Suite 500                       Number of Reporting        Month/Year         ----  (give title   --- (Specify
---------------------------------------------     Person (Voluntary)         June 2000                below)             below)
                 (Street)                                                 ------------------
    Anchorage        Alaska          99501                                5. If Amendment,            Senior Vice President & CFO
---------------------------------------------  --------------------------    Date of Original         ------------------------------
    (City)         (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/     ---------------------------------------                         Indirect      Owner-
                                   Year)    Code    V      Amount   (A) or    Price                         (I)           ship
                                                                    (D)                                     (Instr. 4)    (Instr. 4)
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Alaska Communications Systems   06/30/00    J(1)        1,728.51   A       $8.8188         1,728.51            D
Group, Inc.
Common Stock, $0.01 par
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Alaska Communications Systems                                                             16,249               D
Group, Inc.
Common Stock, $0.01 par --
Previously Reported
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(1)  Stock purchase under Alaska Communications System Group, Inc. Employee Stock Purchase Plan.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                               (Print or Type Response)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  Page 1 of 3
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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative 2. Conver-   3. Trans-  4. Trans-   5. Number of        6. Date Exer-   7. Title and Amount     8. Price
   Security               sion or      action     action      Derivative          cisable and     of Underlying           of
   (Instr. 3)             Exercise     Date       Code        Securities          Expiration      Securities              Deriv-
                          Price of     (Month/    (Instr.     Acquired (A)        Date            (Instr. 3 and 4)        ative
                          Deriv-       Day/       8)          or Disposed         (Month/Day/                             Secur-
                          ative        Year)                  of (D) (Instr.      Year)                                   ity
                          Security                            3, 4, and 5)                                                (Instr. 5)
                                                                           ----------------------------------------------
                                                                            Date       Expira-                  Amount or
                                                 -------------------------- Exer-      tion       Title         Number of
                                                 Code  V     (A)     (D)    cisable    Date                     Shares
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Employee Stock Options                                                      Various    5/14/08   Common         300,000    $6.1542
 (previously reported)                                                                          Stock, $.01 par
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Employee Stock Options                                                      11/18/1999 9/28/2008 Common          50,000    $6.1542
 (previously reported)                                                                          Stock, $.01 par
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Employee Stock Options                                                      02/09/01   02/09/10  Common           4,167   $14.1354
 (previously reported)                                                                          Stock, $.01 par
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Employee Stock Options                                                      02/09/02   02/09/10  Common           4,167   $14.1354
 (previously reported)                                                                          Stock, $.01 par
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Employee Stock Options                                                      02/09/03   02/09/10  Common           4,167   $14.1354
 (previously reported)                                                                          Stock, $.01 par
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Employee Stock Options                                                      02/09/04   02/09/10  Common           4,166   $14.1354
 (previously reported)                                                                          Stock, $.01 par
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Employee Stock Options                                                      12/31/2001 02/09/10  Common           8,334   $14.1354
 (previously reported)                                                                          Stock, $.01 par
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Employee Stock Options                                                      12/31/2002 02/09/10  Common           8,333   $14.1354
 (previously reported)                                                                          Stock, $.01 par
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Employee Stock Options                                                      12/31/2003 02/09/10  Common           8,333   $14.1354
 (previously reported)                                                                          Stock, $.01 par
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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    300,000                D
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    50,000                 D
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    4,167                  D
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    4,167                  D
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    4,167                  D
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    4,166                  D
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    8,334                  D
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    8,333                  D
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    8,333                  D
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

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative 2. Conver-  3. Trans-  4. Trans-  5. Number of      6. Date Exer-      7. Title and Amount 8. Price
   Security               sion or     action     action     Derivative        cisable and        of Underlying       of
   (Instr. 3)             Exercise    Date       Code       Securities        Expiration         Securities          Deriv-
                          Price of    (Month/    (Instr.    Acquired (A)      Date               (Instr. 3 and 4)    ative
                          Deriv-      Day/       8)         or Disposed       (Month/Day/                            Secur-
                          ative       Year)                 of (D) (Instr.    Year)                                  ity
                          Security                           3, 4, and 5)                                            (Instr. 5)
                                                                           -------------------------------------
                                                                           Date       Expira-          Amount or
                                              ---------------------------- Exer-      tion    Title    Number of
                                              Code  V    (A)     (D)       cisable    Date             Shares
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Employee Stock Options                                                     12/31/2004 2/09/10 Common     8,333       $14.1354
(previously reported)                                                                         Stock,
                                                                                              $0.1 par
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
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)




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   8,333                         D


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**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                                             /s/ MICHAEL E. HOLMSTROM        7/10/00
Potential persons who are to respond to the collection of information contained in this      ---------------------------------------
form are not required to respond unless the form displays a currently valid OMB Number.      **Signature of Reporting Person   Date

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